Exhibit 10.1
SETTLEMENT AGREEMENT
This Settlement Agreement (“Agreement”) is made and entered by and between the following Parties: (i) General Nutrition Centers, Inc., a Delaware Corporation and wholly owned subsidiary of GNC Corporation, a Delaware corporation (collectively, the “Company”) and (ii) Alan Schlesinger, 1001 Wisteria Way, Wayland, MA 01778 (the “Employee”). The Company and the Employee are collectively referred to herein as the “Parties.”
     WHEREAS, beginning on or about April 17, 2006, the Employee was employed by the Company as Executive Vice President and Chief Merchandising Officer;
     WHEREAS, effective as of April 17, 2006, the Employee and the Company entered into an Employment Agreement, a true and correct conformed copy of which is attached as Exhibit A to this Agreement (the “Employment Agreement”);
     WHEREAS, effective as of April 28, 2006, the Employee’s employment with the Company ended due to Employee’s resignation; and
     WHEREAS, bona fide disputes and controversies exist between the Parties, both as to liability and the amount thereof, if any, and by reason of such disputes and controversies, the Employee, on the one hand, and the Company, on the other hand, desire to compromise and settle fully and finally, by the execution of this Agreement, all claims and causes of action of any kind whatsoever, whether known or unknown, which have arisen prior to or at the time of the execution of this Agreement, for any matter, including, but in no way limited to, any and all claims, controversies and causes of action arising out of or related to the Employee’s employment with and/or departure from the Company, and any and all other disputes now existing between the Employee on the one hand, and the Company on the other hand, and the Parties are desirous of reducing this Agreement to writing;
     NOW, THEREFORE, in full compromise, release and settlement, accord and satisfaction, and discharge of all claims and causes of action, known or unknown, possessed by or belonging to the Employee on the one hand, and the Company on the other hand, for and in consideration of the above recitals and the mutual promises, covenants and agreements set forth herein, and the benefits flowing therefrom, and other good and valuable consideration, the adequacy of which the Parties hereby acknowledge for all purposes, including the purpose of enforcing this Agreement, the Parties to this Agreement covenant and agree as follows:
     1. Mutual General Releases:
     a. Employee, individually, and on behalf of, as applicable, Employee’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Company, and as applicable, its respective current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and related corporations, firms, associations, partnerships, and entities, specifically including the Other GNC Releasees, from any and all Claims and Controversies; provided, however, that nothing in this Agreement will be considered a release of Employee’s claims, if any, for vested employment benefits pursuant to the Employee Retirement Income Security Act of 1974 as amended, worker’s compensation insurance coverage, and/or unemployment insurance coverage.
     b. The Company, and as applicable, its respective current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and related corporations, firms, associations, partnerships, and entities, does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Employee, individually, and as applicable, Employee’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities, from any and all Claims and Controversies.
2. Definitions:
     a. For the purposes of this Agreement, including without limitation Section 1 of this Agreement, the term “Other GNC Releasees” means GNC Corporation, and all GNC affiliates and all of their respective officers and directors.
     b. For the purposes of this Agreement, including without limitation Section 1 of this Agreement, the term “Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, and remedies, including all claims for attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, and all other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42. U.S.C. §§ 12101 et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., as amended, the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act of 1938 (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, as amended, the Pennsylvania Wage Payment and Collection Law, 43 P.S. §§ 260.1 et seq., as amended, the Pennsylvania Whistleblower Law, 43 P.S. §§ 1421 et seq., as amended, the Pennsylvania Human Relations Law, 43 P.S. §§ 951 et seq., as amended, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, civil assault, breach of contract, wrongful discharge in violation of public policy, breach of express or implied promise, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortious interference with prospective contract, tortious interference with business relationship, tortious interference with contract, invasion of privacy, intentional infliction of emotional distress, wrongful termination, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to the Parties, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, and including all claims directly or indirectly arising out of or relating to any and all disputes now existing between Employee on the one hand, and the Company on the other hand, whether related to or in any way growing out of, resulting from or to result from Employee’s employment with and/or departure from the Company, for or because of any matter or thing done, omitted, or allowed to be done by the Company, the Other GNC Releasees, or the Employee, as applicable, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Agreement, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.
     3. Settlement Proceeds: Subject to the terms of Paragraph 11 of this Agreement, within ten (10) days following (i) the complete and proper execution of duplicate originals of this Agreement by the Employee and his counsel, and (ii) the actual delivery through the Employee’s counsel of said duplicate originals (including Exhibit A) to counsel for the Company, the Company through its counsel agrees to issue and hand deliver to the Employee’s attorney one check made payable to “Alan Schlesinger” for the total, agreed-upon, aggregate lump sum of ONE HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS & NO/100 ($175,000.00), minus tax and other withholding as allowed by law, as payment in full compromise and settlement of all Claims and Controversies, and for the other terms of this Agreement (the “Settlement Proceeds”). The Employee’s counsel shall hold the Settlement Proceeds in trust and shall not disburse the Settlement Proceeds until the Company’s counsel has delivered to the Employee’s counsel a fully counter-executed duplicate original of this Agreement, which counsel for the Company shall accomplish within seven (7) days after receipt of said duplicate originals from the Employee’s counsel. The Employee shall be solely responsible for the payment of any and all applicable taxes, penalties, and interest due on the Settlement Proceeds.
     4. Reimbursement of Expenses: The Company will reimburse the Employee for reasonable un-reimbursed temporary housing expenses, expenses for travel to and from Pittsburgh by Employee and his wife for house shopping purposes, and approved business expenses, all as related to Employee’s employment, subject to Company policy. Counsel for the Employee will send counsel for the Company a letter fully describing and including documentation for all such expenses, within ten (10) days after the execution of this Agreement by the Employee. Within ten (10) days after actual receipt of the letter by counsel for the Company, the Company will deliver a check to the Employee for reimbursement of such expenses subject to the terms of this paragraph.
     5. No Admission of Liability: The Parties understand and agree that this Agreement is a settlement and compromise of disputed claims. The Parties recognize that by entering into this Agreement, they do not admit, and they specifically deny, any violation of any constitutional, federal, state, local, or municipal law, whether, statutory, regulatory, common law, or otherwise. This Agreement shall not in any way be construed as an admission of liability by any Party in any legal or administrative proceeding.
     6. Resignation; Securities Filings: The Employee resigns from his employment with the Company and all Company affiliates, as applicable, and all related positions, effective as of April 28, 2006. The terms of this Agreement, including Employee’s resignation, will be disclosed in an 8-K filing and/or other required securities filings with the Securities and Exchange Commission, as applicable.
     7. Continued Application of Restrictive Covenants: The provisions of Sections 5 and 6.1 of the Employment Agreement (inclusive of their respective subparts) that apply post-employment according to their terms shall survive the execution of this Agreement, and shall continue to apply according to their terms.
     8. Non-Disparagement and Neutral Job Reference: The Company agrees, solely on behalf of its executives at the level of Senior Vice President and above, not to make any statements, comments, or communications in any form, oral, written, or electronic, which would constitute libel, slander, or disparagement of the Employee; provided, however, that the terms of this paragraph shall not apply to communications between the Parties and as applicable, their attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute, or rule of procedure. In response to inquiries by prospective employers of the Employee, the Company, solely on behalf of its Human Resources department, agrees to provide only the Employee’s dates of employment, job titles, and upon request, verification of base salary.
     9. Waiver of Reemployment: The Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with the Company or the Other GNC Releasees, for now and any time in the future, and agrees not to seek or make application for employment with either the Company or the Other GNC Releasees.
     10. Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) Employee has been given at least twenty-one (21) days to consider the terms of this Agreement, and has either considered it for that period of time or knowingly and voluntarily waived the right to do so; (b) Employee has been advised to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with an attorney of Employee’s own choosing regarding the terms of this Agreement; (d) Employee has read this Agreement and fully understands the terms of this Agreement and their import; (e) except as provided by this Agreement, Employee has no contractual right or claim to the payments and benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind.
     11. Revocation: Within the seven (7) consecutive calendar days following Employee’s execution of this Agreement (the “Revocation Period”), Employee may revoke this Agreement by written notice sent by both fax and overnight mail to the Company in care of its attorney, Ronald M. Gaswirth, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201-4761, fax number (214) 999-3601. Employee understands that if Employee revokes this Agreement, Employee shall not receive any of the Settlement Proceeds described in Paragraph 3 of this Agreement. Employee also understands and agrees that if the Company does not receive notice of revocation prior to the expiration of the Revocation Period, Employee shall have forever waived the right to revoke this Agreement, which will then have full force and effect.
     12. Return of Property: The Employee agrees to return to the Company all of its property within Employee’s possession, custody, or control, including without limitation, all originals and copies of all materials and documents, all equipment, and all hardcopy and/or computer-based documents, books, records, videos, disks, data files, audio and video recordings, and other things pertaining to the Company or containing its information, whether obtained directly or indirectly from the Company and with or without its knowledge or consent (collectively, “the Company Information”). The Employee warrants and represents that he will not directly or indirectly duplicate, replicate, or otherwise retain any copies of any Company Information in any form or fashion. Within three (3) business days of executing this Agreement, the Employee will return the Company Information by hand delivery to GNC, c/o Ronald M. Gaswirth, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201-4761.
     13. Attorneys’ Fees in the Event of Breach: The Parties agree that should a Party to this Agreement make a claim against another Party to this Agreement for a breach of any provision of this Agreement, the prevailing Party shall be entitled to recover its attorneys’ fees, expenses, and costs. The Parties hereby agree that each Party shall have the right to seek specific performance of this Agreement, and declaratory and injunctive relief.
     14. Governing Law; Exclusive Venue: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except where preempted by federal law. The Parties consent, stipulate and agree that the exclusive venue of any lawsuit or other court proceeding arising from or related to this Agreement shall be Pittsburgh, Pennsylvania.
     15. Entire Agreement: This Agreement constitutes the entire Agreement of the Parties regarding the subject matter of this Agreement of settlement and related terms, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, regarding the same subject matter, except for Sections 5 and 6.1 of the Employment Agreement, as described in Paragraph 7 herein. All prior and contemporaneous negotiations and agreements of any nature whatsoever regarding the same subject matter are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated, with the exception noted above in this paragraph. No representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations contained in this Agreement. The Parties have each relied on their own independent judgment and counsel in negotiating and executing this Agreement. This Agreement cannot be changed or terminated without the express written consent of all Parties.
     16. Non-Waiver: One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision; nor shall it be considered a waiver of any other then existing, preceding, or subsequent breach of a different covenant, term, or provision.
     17. Authority: The Employee hereby acknowledges and expressly warrants and represents for himself, and for his predecessors, successors, assigns, heirs, executors, administrators, and legal representatives, as applicable, that he (a) is legally competent and authorized to execute this Agreement; (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that he may have by reason of any matter described in this Agreement; (c) has the full right and authority to enter into this Agreement and to consummate the covenants contemplated herein; and (d) will execute and deliver such further documents and undertake such further actions as may reasonably be required to effect any of the agreements and covenants in this Agreement. The Company hereby represents that this Agreement has been duly authorized by the Company and that the person executing this Agreement on behalf of the Company is authorized to execute this Agreement.
     18. Severability: If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision or term had never comprised part of this Agreement; and the remaining provisions and terms of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or term or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision or term as may be possible, that is legal, valid, and enforceable.
     19. Other Documentation: The Parties agree to promptly execute, acknowledge and deliver all further documents and instruments that may be necessary or convenient to consummate this Agreement; and to execute, acknowledge, attest and deliver all additional documents, instruments, consents and approvals necessary or advisable to more fully evidence and perfect each Party’s rights and obligations described in this Agreement.
     20. Construction: The Parties were each fully represented by counsel in negotiating this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party. As used in this

Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.
     21. Counterparts: It is understood and agreed that this Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument.
     22. Headings: The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.
THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

AGREED AND EXECUTED on the dates indicated below:
EXECUTED in Boston, Massachusetts this 19th day of May, 2006.

/s/ Alan Schlesinger
ALAN SCHLESINGER

EXECUTED in Pittsburgh, Pennsylvania this 24th day of May, 2006.

GENERAL NUTRITION CENTERS, INC.

/s/ Mark L. Weintrub
By:	MARK L. WEINTRUB
SENIOR VICE PRESIDENT & CHIEF LEGAL OFFICER

APPROVED AS TO FORM:

/s/ Robert S. Frank, Jr.
Robert S. Frank, Jr.
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Telephone: (617) 248-5207
Fax: (617) 248-4000

ATTORNEYS FOR ALAN SCHLESINGER

/s/ Kenneth C. Broodo
Ronald M. Gaswirth
State Bar No. 07752000
Kenneth C. Broodo
State Bar No. 03059200
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Telephone: (214) 999-3000
Fax: (214) 999-4667

ATTORNEYS FOR GENERAL NUTRITION CENTERS, INC.